                     ENVIRONMENTAL INDEMNIFICATION AGREEMENT

     THIS AGREEMENT, executed this 30th day of April, 1996, by and between E.
I. du Pont de Nemours and Company ("EID"), a corporation duly organized and existing under the laws of the state of Delaware, with its principal place of business at 1007 Market Street, Wilmington, Delaware 19898, and Du Pont Photomasks, Inc. ("DPI"), a corporation duly organized and existing under the laws of the state of Delaware, with its principal place of business at 100 Texas Avenue, Round Rock, Texas 78664 (collectively "the Parties") and effective as of the date common stock of DPI is initially offered to the public (the "IPO").

     WHEREAS, EID indirectly owns one hundred percent (100%) of the shares of common stock of DPI;

     WHEREAS, it is the intention of EID to reduce its percentage of ownership of DPI through the sale of shares of stock of DPI to the public;

     WHEREAS, certain manufacturing operations have been conducted in and on the facilities and properties of DPI and will continue to be carried on after the IPO; and

     WHEREAS, EID and DPI wish to establish a method for allocating between them the responsibility for any and all costs, claims or damages to the facilities and properties of DPI and to the environment as a result of such manufacturing operations;

     NOW, THEREFORE, in consideration of mutual covenants and agreements, both Parties hereby agree as follows:

     1.   For purposes of this Agreement:

     (a) "Closing" shall mean the date on which common stock of DPI is first sold to the public;

     (b) "Facility Site(s)" shall mean all DPI manufacturing sites currently or previously owned or leased by DPI and located in Danbury CT, Poughkeepsie NY, Kokomo IN, Round Rock TX, Santa Clara CA, San Jose CA, Ichon Republic of Korea, Rousset France, Hamburg Federal Republic of Germany;

     (c) "Hazardous Waste" shall mean and include any hazardous waste, hazardous material, hazardous substance, pollutant, contaminant, pollution, toxic pollutant, oil, chemical substance or mixture, as such terms are defined in the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental, Response, Compensation and Liability Act ("CERCLA"), the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and any similar terms in any similar state or local laws, and any amendment or interpretation of such definition.;

     (d) "Environmental Condition of Undetermined Cause" shall mean an environmental condition resulting from or relating to the generation, storage, use, treatment, disposal, release, emission or discharge of any Hazardous Waste (a "Covered Activity") at a Facility Site in circumstances such that the Parties in good faith cannot make a determination with reasonable certainty whether such condition was caused by Covered Activities occurring before the Closing or occurring after the Closing.

     2. Except as provided in Article 5 hereof, EID hereby assumes all liability for and agrees to indemnify, hold harmless and defend DPI, its directors, officers and employees from and against any and all claims, costs (including without limitation attorney's fees), liabilities or damages, including, without limitation, claims which would require a clean-up or other form of environmental remediation (collectively "losses"), arising out of or relating to (i) Covered Activities by DPI at a Facility Site prior to Closing or (ii) alleged violations by DPI attributable to a condition in place or a circumstance existing on or prior to Closing (other than violations attributable to a condition in place or a circumstance existing on or prior to the Closing that was lawful on that date but later became a violation due to changes in the law after Closing) of applicable federal, states or local laws, regulations, permits, authorizations or licenses (including, without limitation, CERCLA, RCRA, the Clean Air Act, the Clean Water Act and the Toxic Substances Control
Act), pertaining to a Covered Activity.

     Without limiting the generality of the foregoing, EID hereby assumes all liability for and agrees to indemnify, hold harmless and defend DPI, its directors, officers and employees from and against any and all losses arising out of or relating to: (i) the American Company Services Site in Indiana, the Kinbuck Landfill in Edison, New Jersey, Solvent Recovery System of New England, the Old Southington Landfill and the Hertel Landfill, Plattekill, New York; (ii) the EID sites at which any Hazardous Waste generated or used by DPI may have been stored, treated or disposed of; (iii) any activities or operations of EID or an affiliate of EID other than DPI at any Facility Site; and (iv) the existing sludge beds and groundwater contamination at the Danbury, Connecticut facility.

     3. To the extent DPI becomes aware of or receives notice of a loss or potential loss which it believes to fall within the scope of Article 2 hereof, DPI agrees to give prompt notice of such loss to EID and to cooperate fully with EID in the defense or resolution of such loss, although failure to give prompt notice shall not invalidate the provisions of Article 2 hereof. If such loss includes an assertion by a federal, state or local environmental agency that investigation and/or remediation is required of a site covered by Article 2, DPI agrees that, subject to the last sentence of Article 5 hereof:

     (a) EID or its designee shall control any and all contacts and negotiations with such agency, with the understanding that EID shall keep DPI fully apprised of such negotiations and provide to DPI copies of any correspondence with or material submissions to or received from such agency;

     (b) EID or its designee shall have the sole right to conclude any agreement, order or similar understanding with such agency as to the timing and scope of any investigation and/or remediation activities; provided, however, that EID or its designee shall keep DPI fully apprised of negotiations with such agency and that such sole right shall not extend to any such agreement, order or understanding which would materially impair the operations of DPI unless the prior written consent of DPI has been obtained by EID; and

     (c) EID or its designee shall have reasonable access to any and all areas of Facility Sites necessary to carry out such investigation and/or remediation activities, consistent with EID's obligations in Section
          (b) above and Article 4 hereof.

     4. EID, to the extent it conducts investigation and/or remediation activities pursuant to an agreement, order or similar understanding with an environmental agency on a Facility Site, shall use its reasonable best efforts to avoid disrupting or adversely impacting the business operations of DPI. EID and DPI agree, however, that the indemnity given in Article 2 hereof shall not extend to any loss or damage to the business of DPI resulting from unavoidable disruption and adverse impact of such investigation and/or remediation activities where EID has so used its reasonable best efforts. Where EID has not exerted its reasonable best efforts as above, the indemnity in Article 2 shall apply to loss or damage to the business of DPI resulting from such disruption.

     5. In the case of a loss arising under this agreement with respect to an Environmental Condition of Undetermined Cause:

     (a) if the Parties can agree, after good faith negotiations, upon an appropriate allocation of responsibility between EID and DPI based upon available factual information, then EID shall indemnify, hold harmless and defend DPI, its directors, officers and employees from and against EID's allocated amount of the cost of resolving such losses; or

     (b) if the Parties cannot agree, after good faith negotiations, upon an appropriate allocation of responsibility between EID and DPI based upon available factual information, then EID shall indemnify, hold harmless and defend DPI, its directors, officers and employees from and against the percentage of the cost of resolving any loss set forth below depending upon the date on which DPI first notified EID of such loss or potential loss:

                              DATE OF NOTIFICATION



        EID
     Percentage                  After                and           On or Prior to
     ----------                  -----                ---           ---------------
        100%                      --                          1st Anniversary of Closing

         80%          1st Anniversary of Closing              2nd Anniversary of Closing

         60%          2nd Anniversary of Closing              3rd Anniversary of Closing

         40%          3rd Anniversary of Closing              4th Anniversary of Closing

         20%          4th Anniversary of Closing             5th  Anniversary of Closing

          0           5th Anniversary of Closing

 The Parties agree that in the case of claims for Environmental Conditions of Undetermined Cause, the Party bearing the majority of liability under the formula above shall have control of any negotiations described in Article 3(a) and (b) hereof.

     6. The Facility Sites are industrial property and DPI agrees it will not seek indemnification for remediation beyond that required for properties dedicated to industrial and related uses including, but not limited to, research and development activities; provided, however, that if any regulatory agency requires remediation beyond standards for industrial use, then the indemnity in
Article 2 shall apply.

     7. EID's obligations hereunder run to and are for the benefit of DPI, its directors, officers and employees only during the term of DPI ownership of such

Facility Site and shall, upon the sale by DPI of any Facility Site to a third party, terminate with respect to DPI, its directors, officers and employees and any purchaser of such Facility Site, but EID's obligations hereunder shall remain in effect for (a) any claims of loss of which DPI has notified EID prior to the date of transfer of such Facility Site, (b) any losses relating to any site which is not a Facility Site and (c) any Facility Site still owned by DPI.

     8. All notices, consents, requests, approvals, and other communications provided for or required herein, and all legal process in regard thereto, must be in writing and shall be deemed validly given, made or served, (a) when delivered personally or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent to the address below; or (b) on the next business day after delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery; or (c) on the third day after deposit in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following addresses or to such other address as the Party to be notified shall have specified to the other Party in accordance with this paragraph:

          If to DPI:                    DuPont Photomasks, Inc.
                                        P.O. Box 200
                                        100 Texas Avenue
                                        Round Rock, TX 28680-0200
                                        Fax:  512-244-9469
                                        Attn: V. H. Leichliter

          If to the EID:                E. I. du Pont de Nemours and Company
                                        1007 Market Street
                                        Wilmington, Delaware 19898
                                        Fax:  302-774-6198
                                        Attn: V. R. Rice

     9. This Agreement may not be changed orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the proper party. Either party may at any time waive compliance by the other party with any covenants or conditions contained in this Agreement only by written instrument executed by the party waiving such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.

     10. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11. This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempt to do so shall be void.

     12. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

     13. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, and (b) is not intended to confer upon any other persons any rights or remedies hereunder. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         E. I. DU PONT DE NEMOURS AND COMPANY

                         By: /s/ R. Wiederhorn
                            --------------------------------------

                         DUPONT PHOTOMASKS, INC.
                         By: B. Grotte
                            --------------------------------------